Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into effective as of June 27, 2017 (the “Effective Date”), by and between Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”) and Brian J. Driscoll (the “Executive”).

1.    At Will Employment. The Company hereby employs Executive on an “at will” basis, and Executive’s employment by the Company may be terminated at any time at the option of the Company or Executive, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

2.    Termination of Employment.

(a)    Termination for Cause. Without limitation of the “at will” basis of Executive’s employment by the Company, the Company may terminate Executive’s employment for “Cause”, where “Cause” means any of the following:

(i)	violation by Executive of any agreement between Executive and the Company or any law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality;

(ii)	material breach or default of any of Executive’s duties or other obligations or covenants under this Agreement (except where such breach or default is due to Executive incurring a Disability (as defined in Section 2(d)) which shall be governed by Section 2(d)), which has not been cured within 30 days of written notice thereof to Executive;

(iii)	Executive’s gross negligence, dishonesty or willful misconduct;

(iv)	any act or omission by Executive which has a material adverse effect on the Company’s business, reputation, goodwill or customer relations;

(v)	conviction of or pleading nolo contendere to a crime by Executive (other than traffic related offenses);

(vi)	any act or omission by Executive which, at the time it occurs, is in material violation of any Company policy, such as they now exist or hereafter are supplemented, amended, modified or restated; or

(vii)	an act of fraud or embezzlement or the misappropriation of property by Executive.

The Company may terminate Executive’s employment under this Agreement for Cause (as defined above) at any time, and Executive’s termination for Cause will be effective immediately upon the Company mailing or transmitting written notice of such termination to Executive.

(b)    Termination for Good Reason. Without limitation of the “at will” basis of Executive’s employment by the Company, Executive may terminate Executive’s employment for “Good Reason”, where “Good Reason” means any of the following:

(i)	a decrease in Executive’s Base Salary or potential bonus, subject to any negative discretion applied to senior executives in general;

(ii)	a material diminution in Executive’s authority, duties or responsibilities including full responsibilities as Chief Executive Officer of the Company;

(iii)	a material change (with such change not to be less than 50 miles) in the geographic location at which Executive must perform Executive’s services; or

(iv)	any other action or inaction that constitutes a material breach or change in responsibilities by the Company of this Agreement.

Executive is entitled to terminate Executive’s employment for Good Reason only if:

(w)	one or more of the conditions constituting Good Reason occurs without Executive’s written consent;

(x)	Executive provides notice to the Company of the existence of a condition constituting Good Reason within 15 days of the initial occurrence of such condition;

(y)	the Company fails to remedy such condition constituting Good Reason within 30 days of being provided notice of such condition by Executive; and

(z)	Executive voluntarily terminates Executive’s employment within 15 days of the expiration of the remedy period specified in clause (y).

(c)    Termination Due to Death. Executive’s employment under this Agreement will terminate upon the death of Executive.

(d)    Termination Due to Disability. Without limitation of the “at will” basis of Executive’s employment by the Company, if Executive incurs a “Disability” as such is defined under the Company’s 2016 Key Employee Incentive Plan, as may be amended from time to time, or any successor thereto, the Company may terminate Executive’s employment. Executive agrees that if Executive incurs a Disability, Executive will be unable to perform the essential functions of Executive’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Executive’s termination due to Disability will be effective immediately upon Executive’s receipt of written notice of such termination from the Company. Such written notice shall be deemed received, if mailed first class through the U. S. Postal System, three (3) business days after mailing such written notice to Executive.

(e)    Termination Without Cause by the Company. In furtherance of the “at will” basis of Executive’s employment by the Company, the Company may terminate Executive’s employment without Cause upon written notice to Executive. Executive’s termination without Cause will be effective on the date of termination specified by the Company in such written notice. Such written notice shall be deemed received, if mailed first class through the U. S. Postal System, three (3) business days after mailing such written notice to Executive.

(f)    Voluntary Termination by Executive. In furtherance of the “at will” basis of Executive’s employment by the Company, Executive may voluntarily terminate his employment upon oral or written notice to the Company. Executive’s voluntary termination shall be effective as of the time of such oral or written notice.

(g)    Simultaneous Termination of Director/Officer Positions. Upon the effective date of termination of Executive’s employment, for any reason whatsoever, Executive will be deemed to have resigned from any position Executive may hold as a director and/or officer of the Company and any affiliate of the Company. The Company is hereby irrevocably authorized to appoint a nominee to act on Executive’s behalf to execute all documents and do all tasks necessary to effectuate this Section 2(g).

3.    Payments Due Upon Termination.

(a)    Payments Due Upon Termination for Cause by the Company, or Voluntary Termination by Executive. If the Company terminates Executive’s employment for “Cause” pursuant to Section 2(a) above, or Executive terminates his employment voluntarily pursuant to Section 2(f) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive no later than the next regularly scheduled payroll day any accrued and unpaid Base Salary and any accrued and unused vacation pay through the effective date of Executive’s termination;

(ii)	the Company shall pay Executive any additional payments, awards, or benefits, if any, which Executive is eligible to receive pursuant to the terms of any applicable employee benefit plans and programs (other than equity- or incentive-based plans and programs) (collectively, the “Benefit Plans”); and

(iii)	Executive shall be entitled to all post-employment benefits required under applicable law.

The payments set forth in Sections 3(a)(i)-(iii) are collectively referred to herein as “Accrued Compensation”.

(b)    Payments Due Upon Termination Without Cause by the Company or for Good Reason by Executive. If the Company terminates Executive’s employment without “Cause” pursuant to Section 2(e) above or if Executive terminates Executive’s employment for “Good Reason” pursuant to Section 2(b) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)	the Company shall pay Executive, in monthly installments commencing one (1) month after the effective date of Executive’s termination, at the rate of 200% of his then current Base Salary for a period of twenty four (24) months (the “Severance Period”);

(iii)	the Company shall pay any annual incentive bonus earned and unpaid from the prior year, determined based on actual performance, subject to any negative discretion applied to senior executives in general, and, subject to Sections 3(e) and 3(f) as applicable, paid when other participants in the annual bonus program are paid;

(iv)	the Company shall pay a single cash payment in an amount equal to the full annual incentive bonus award for the year of termination, not pro rated in any way, subject to any negative discretion applied to senior executives in general, and paid when other participants in the annual bonus program are paid;

(v)	Executive shall continue to be covered under the Company’s group health plan, including any spousal and dependent coverage, at active employee rates, for twenty four (24) months after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense; and

(vi)	any Long-term Incentive Plan awards (or any successor thereto, including any equity-based, or long-term incentive compensation awards) granted to the Executive by the Company that vested prior to such termination of employment will be governed by the terms of such awards. Any such awards granted to the Executive by the Company that are unvested on termination of employment will expire and be forfeited, unless otherwise provided in such awards.

During the Severance Period under this Section 3(b), Executive shall, upon request of the Company, make himself reasonably available on a limited basis from time to time to consult with the Company regarding the business affairs of the Company, not more than twenty-four (24) hours in any calendar quarter, and at times that do not interfere with Executive’s employment time commitments with any successor employer.

(c)    Payments Due Upon Termination Due to Death. If Executive’s employment is terminated due to death pursuant to Section 2(c) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)	any Long-term Incentive Plan awards (or any successor thereto, including any equity-based, or long-term incentive compensation awards) granted to the Executive by the Company that vested prior to such termination of employment will be governed by the terms of such awards. Any such awards granted to the Executive by the Company that are unvested on termination of employment will expire and be forfeited, unless otherwise provided in such awards;

(iii)	a single cash payment in an amount equal to the annual incentive bonus award for the year of termination, pro rated for the number of days actually employed in the applicable performance period, determined based on actual performance, subject to any negative discretion applied to senior executives in general, and paid when other participants in the annual bonus program are paid; and

(iv)	any annual bonus earned and unpaid from the prior year, determined based on actual performance, subject to any negative discretion applied to senior executives in general, and paid when other participants in the annual bonus program are paid.

(d)    Payments Due Upon Termination Due to Disability. If the Company terminates Executive’s employment due to “Disability” pursuant to Section 2(d) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)	any Long-term Incentive Plan awards (or any successor thereto, including any equity-based, or long-term incentive compensation awards) granted to the Executive by the Company that vested prior to such termination of employment will be governed by the terms of such awards. Any such awards granted to the Executive by the Company that are unvested on termination of employment will expire and be forfeited, unless otherwise provided in such awards;

(iii)	a single cash payment in an amount equal to the annual incentive bonus award for the year of termination, pro rated for the number of days actually employed in the applicable performance period, determined based on actual performance, subject to any negative discretion applied to senior executives in general, and paid when other participants in the annual bonus program are paid; and

(iv)	any annual bonus earned and unpaid from the prior year, determined based on actual performance, subject to any negative discretion applied to senior executives in general, and, subject to Section 3(e) as applicable, paid when other participants in the annual bonus program are paid.

(e)    Six (6) Month Delay. If, at the time Executive becomes entitled to payments and benefits under Section 3 of this Agreement (“Severance Payment”), Executive is a Specified Employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), then, notwithstanding any other provision in Section 3 to the contrary, the following provision shall apply. No Severance Payment considered by the Company in good faith to be deferred compensation under Code Section 409A that is payable upon Executive’s separation from service (as defined and determined under Code Section 409A), and not subject to an exception or exemption thereunder, shall be paid to Executive until the date that is six (6) months after Executive’s effective date of termination. Any such Severance Payment that would otherwise have been paid to Executive during this six-month period shall instead be aggregated and paid to Executive on or as soon as administratively feasible after the date that is six (6) months after Executive’s effective date of termination, but not later than 60 days after such date. Any Severance Payment to which Executive is entitled to be paid after the date that is six (6) months after Executive’s effective date of termination shall be paid to Executive in accordance with the terms of Section 3.

(f)    Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Section 3 (excepting any Accrued Compensation), and said payments and benefits shall be forfeited without further action by the Company, unless Executive (or if applicable, Executive’s beneficiaries and/or estate) executes a general release (including without limitation, a release of age and other discrimination claims) in a form satisfactory to the Company (the “General Release”) and, on or prior to the 60th day following the date of termination (or such shorter period as set forth therein), such General Release becomes effective and irrevocable in accordance with the terms thereof. With respect to any of the payments or benefits pursuant to this Section 3 considered by the Company in good faith to be deferred compensation under Code Section 409A, any amounts that would otherwise be payable during the 60-day period in the absence of the preceding General Release requirement shall be payable (without interest) and effective on the 61st day after Executive’s termination of employment.

4.    Certain Definitions.

(a)    “Business” means (i) the snack food industry and (ii) the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12 month period prior to, the Executive’s termination date.

(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)    “Code Section 409A” shall mean Section 409A of the Code and all regulations issued thereunder and applicable guidance thereto.

(d)    “Company Employee” means any Person who is or was an employee of the Company or its Affiliates at the time of, or during the 12 month period prior to, the Executive’s termination date.

(e)    “Company Entities” shall mean the Company, any Subsidiary of the Company and any other entity in which any one or more of them has an ownership interest at any time during Executive’s employment with the Company and during the Restricted Period whether such entity is in the United States or elsewhere.

(f)    “Competitive Position” means any employment with or service to be performed outside of California (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) for a Competitor in which Executive (A) will use or disclose or could reasonably be expected to use or disclose any Confidential Information or Trade Secrets (as defined herein) for the purpose of providing, or attempting to provide, such Competitor with a competitive advantage in the Business; (B) will hold a position, will have duties, or will perform or be expected to perform services for such Competitor, that is or are the same as or substantially similar to the position held by Executive with the Company or those duties or services actually performed by Executive for the Company in connection with the provision of Services by the Company, or (C) will otherwise engage in the Business or market, sell or provide Products and Services in competition with the Company .

(g)    “Competitor” means any third-party (A) whose business is the same as or substantially similar to the Business or major segment thereof, or (B) who owns or operates, intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be the same as or substantially similar to the Business or major segment thereof provided, however, that the term competitor shall not include the parent company of a separate subsidiary or affiliate, which subsidiary or affiliate would be deemed to be doing business in competition with the Company so long as the business of the parent corporation of such subsidiary or affiliate is engaged in business separate and apart from that of its subsidiary or affiliate.

(h)    “Confidential Information” shall mean all information, including, but not limited to, trade secrets disclosed to Executive or known by Executive as a consequence of or through Executive’s employment by the Company, concerning the products, services, systems, customers, distributors, independent contractors and agents of the Company Entities, and specifically including without limitation: computer programs and software, unpatented inventions, discoveries or improvements; marketing, organizational and product research and development; marketing techniques; promotional programs; compensation and incentive programs; customer loyalty programs; inventory systems; business plans; sales forecasts; personnel information, including but not limited to the identity of employees and agents of the Company Entities, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists and information on customers or their employees, or their needs and preferences for the Company Entities’ Products and Services; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, and which:

(i)	has not been made generally available to the public; and

(ii)	is useful or of value to the current or anticipated business or research or development activities of the Company Entities, or of any customer, distributor or supplier of the Company Entities.

Confidential Information shall not include information which:

(x)    is in or hereafter enters the public domain through no fault of Executive;

(y)    is obtained by Executive from a third party having the legal right to use and to disclose the same without restriction; or

(z)    was in the possession of Executive prior to receipt from the Company Entities (as evidenced by Executive’s written records predating the first date of employment with the Company).

Confidential Information also does not include Executive’s general skills and experience as defined under the governing law of this Agreement.

(i)    “Customer” means any Person who is or was a customer or client of the Company or its Affiliates at the time of, or during the 12 month period prior to, the termination date.

(j)    “Products and Services” means (i) snack foods and (ii) the products and/or services offered by the Company or its Affiliates at the time of, or during the 12 month period prior to, the termination date.

(k)    “Restricted Period” means the period of time in which Executive is employed by the Company and a period of twenty-four (24) months after the effective date of Executive’s termination.

(l)    “Restricted Territory” means: (i) North Carolina, (ii) Massachusetts, (iii) Georgia, (iv) South Carolina, (v) Florida, (vi) Pennsylvania, (vii) any other State in which the Company or its Affiliates does or did business at the time of, or during the 12 month period prior to, the termination date, and (viii) the United States of America.

(m)    “Subsidiary” means, with respect to any person or entity, any corporation, association or other entity of which more than 50% of the combined voting power is owned, directly or indirectly, by such person or entity and one or more other Subsidiaries of such person or entity.

(n)    “Trade Secret(s)” means any item of Confidential Information that constitutes a trade secret of the Company Entities under applicable common or statutory law.

(o)    “Unauthorized Person or Entity” shall mean any individual or entity who or which has not signed an appropriate secrecy or confidentiality agreement with the Company Entities, or is not a current or target customer, distributor or independent contractor with whom Confidential Information is shared in the mutual interest of that person or entity and the Company Entities.

5.    Protection of Company Assets.

(a)    Non-competition. To the fullest extent permitted by any applicable state law, Executive agrees that during Executive’s employment with the Company, and for the full duration of the Restricted Period following termination of employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, obtain or hold a Competitive Position with a Competitor in the Restricted Territory, as these terms are defined herein. Executive shall be deemed to be in a Competitive Position with a Competitor in the Restricted Territory, if Executive obtains or holds a Competitive Position with a Competitor that conducts its business within the Restricted Territory (and Executive’s responsibilities relate to that Competitor’s business in the Restricted Territory), even if Executive’s residence or principal place of work (other than California) is not within the Restricted Territory. Notwithstanding the foregoing, Executive may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Executive’s ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.

(b)    Confidentiality. Executive hereby acknowledges that, during the course of Executive’s employment, Executive has and will learn or develop Confidential Information in trust and confidence. Executive agrees to use the Confidential Information solely for the purpose of performing his duties hereunder and not for his own private use or commercial purposes. Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in discharge of Executive’s duties, will cause the Company Entities irreparable harm. Except to the extent permitted pursuant to Section 8(p), Executive shall maintain Confidential Information in strict confidence at all times and shall not divulge Confidential Information to any Unauthorized Person or Entity, or use in any manner, or knowingly allow another to use, any Confidential Information, without the Company’s prior written consent, during the term of employment or thereafter, for as long as such Confidential Information remains confidential. Executive further acknowledges that the Company Entities operate and compete internationally and that the Company Entities will be harmed by the unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

(c)    Non-Solicitation No Interference Provisions.

(i)	Customers and Other Business Partners. Executive understands and agrees that the Company’s good will and established relationships between the Company and each of its Customers, and potential customers, and its licensors, licensees, suppliers, vendors, contractors, subcontractors and consultants related to the Business (collectively, the “Partners”) constitute valuable assets of the Company, and may not be misappropriated for Executive’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Executive hereby agrees that during Executive’s employment with the Company and for the full duration of the Restricted Period following termination of employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other third-party:

(A)	call-on, solicit, divert, take away or attempt to call-on, solicit, divert, or take away any of the Partners (1) with whom or with which Executive had communications on the Company’s behalf about the Partner’s existing or potential business relationship with the Company with respect to the Business; (2) whose business dealings with the Company are or were managed or supervised by Executive as part of his duties for the Company; or (3) about whom or about which Executive obtained Confidential Information or Trade Secrets solely as a result of Executive’s employment with the Company; or

(B)	interfere or engage in any conduct that would otherwise have the effect of interfering, in any manner with the business relationship between the Company and any of the Partners, including, but not limited to, urging or inducing, or attempting to urge or induce, any Partner to terminate its relationship with the Company or to cancel, withdraw, reduce, limit, or modify in any manner such Partner’s business or relationship with the Company.

(ii)	Company Employees. Executive understands and agrees that the relationship between the Company and Company Employees constitutes a valuable asset of the Company and such assets may not be converted to Executive’s own use or benefit or for the use or benefit of any other third party. Accordingly, Executive hereby agrees that during Executive’s employment with the Company and for the full duration of the Restricted Period following termination of employment, Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or recruit for employment; attempt to solicit or recruit for employment; or attempt to hire or accept as an employee, consultant, contractor, or otherwise, any Company Employee.

(d)    Return of Property. All notes, lists, reports, sketches, plans, data contained in computer hardware or software, memoranda or other documents concerning or related to the Company Entities’ business which are or were created, developed, generated or held by Executive during employment, whether containing or relating to Confidential Information or not, are the property of the Company Entities and shall be promptly delivered to the Company upon termination of Executive’s employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property, including but not limited to, Confidential Information, or reproductions or copies thereof, or any apparatus containing any such property or Confidential Information, from the Company’s premises without prior written authorization from the Company, other than in the normal execution of Executive’s duties.

(e)    Assignment of Intellectual Property Rights. Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyrights and business plans or systems developed, authored or conceived by Executive, whether alone or jointly, while employed by and relating to the business of the Company Entities. Executive agrees to cooperate with the Company to perfect ownership rights thereof in the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Confidential Information was used and which was developed entirely on Executive’s own time, unless: (1) the invention relates to the business of the Company Entities or to actual or anticipated research or development of the Company Entities; or (2) the invention results from any work performed by Executive for the Company Entities.

(f)    Unfair Trade Practices. During the term of this Agreement and at all times thereafter, Executive shall not, directly or indirectly, engage in or assist others in engaging in any unfair trade practices with respect to the Company Entities.

(g)    Remedies. For Executive’s breach or threatened breach of this Agreement, in addition to any remedies available pursuant to Section 6, the Company will be relieved of any obligation to provide to Executive any and all termination payments and benefits (excepting Accrued Compensation) which would otherwise accrue, be continued, or become due and payable under this Agreement following such breach or threatened breach, and, within 30 days of a written request of the Company, Executive shall reimburse the Company for any benefit paid to Executive hereunder, except that such payments and benefits shall accrue during the period of alleged threatened breach or alleged breach and shall be due and payable to Executive immediately upon either (a) a determination by the Company or arbitrator or court, or (b) agreement of the parties, that Executive was not in breach. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section 5 or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. In the event that a court of competent jurisdiction declares that any of the remedies outlined in this Section 5(g) are unavailable as a matter of law, the remainder of the remedies outlined in this Section 5(g) shall remain available to the Company.

(h)    Enforceability. If any of the provisions of this Section 5 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Executive and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(i)    Sufficiency of Consideration. Executive acknowledges that the consideration that Executive will receive pursuant to this Agreement serves as sufficient consideration for Executive’s promises to abide by the restrictive covenants set forth in this Section 5.

(j)    Non-disparagement. From and after the Termination date, Executive agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Executive’s employment hereunder or termination from the Company’s employment, except as may be approved in writing by an executive officer of the Company in advance. Executive further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.

6.    Governing Law and Disputes.

(a)    This Agreement shall be interpreted and enforced in accordance with the laws of the State of North Carolina, without regard to its conflict of law principles.

(b)    Subject to Section 6(c), the parties mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them arising out of or relating to this Agreement or otherwise, including any dispute as to the arbitrability of a matter under this provision (collectively, “Claims”). Executive and the Company expressly acknowledge that Executive and the Company waive the right to litigate Claims in a judicial forum before a judge or jury as set forth herein. A party must notify the other party in writing at the addresses indicated herein of a request to arbitrate Claims within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the Claims are made; (ii) the statutory provision or legal theory under which Claims are made; and (iii) the nature and extent of any relief or remedy sought. Upon receipt of written notice from either party of a request for arbitration, the Claim will be submitted to non-binding mediation prior to commencement of other legal proceedings. Such mediation shall be conducted in accordance with the then existing mediation rules of the American Arbitration Association (“AAA”) in Charlotte, North Carolina. The Company will pay 100% of the AAA administrative fees, costs and other charges by the AAA in connection with the mediation. Upon receipt of written notice from either party of a request for arbitration, the Claim will be submitted to arbitration. The arbitration will be administered in accordance with the Employment Dispute Rules then in effect (“Rules”) of the American Arbitration Association (“AAA”), in Charlotte, North Carolina, before a single arbitrator, licensed to practice law in that jurisdiction, who has been selected in accordance with such Rules. The parties may be represented by counsel of their choosing. The parties will pay their own legal fees (including counsel fees), and other fees and expenses incurred by them in obtaining or defending any right or benefit under such Claims; provided, however, that the Arbitrator may award a prevailing party their reasonable attorneys’ fees or costs in accordance with the law applicable to the Claim. The Company will pay 100% of the fees of the AAA, filing costs, arbitrator fees or expenses. The arbitrator will act as the impartial decision maker of any Claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Rules and the state or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and one of the parties is clearly entitled to an award in its’ or his favor. The arbitrator will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, will issue a reasoned award in a signed written opinion stating the findings of fact and conclusions of law on which it is based within a reasonable period of time. The arbitrator will be required to follow the law of the State of North Carolina. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. All mediation and arbitration proceedings will be kept confidential by the parties, except to the extent necessary to enforce or appeal the arbitration award or judgment.

(c)    Notwithstanding the arbitration provisions in Section 6(b) or anything else to the contrary in this Agreement, Executive understands and agrees that his actions or potential actions concerning obligations under Section 5 of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that the Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under Section 6(b) of this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The existence of any claim or cause of action Executive may have against the Company will not constitute a defense thereto. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration under Section 6(b) with respect to any Claim.

7.    Cooperation After Termination of Employment. Following the termination of Executive’s employment by the Company, regardless of the reason for termination, Executive will reasonably cooperate with the Company in the prosecution or defense of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. Executive acknowledges that in light of his position as President and Chief Executive Officer of the Company, he is in the possession of Confidential Information that may be privileged under the attorney-client and/or work product privileges. Executive agrees to maintain the confidences and privileges of the Company and acknowledges that any such confidences and privileges belong solely to the Company and can only be waived by the Company, not Executive. In the event Executive is subpoenaed to testify or otherwise requested to provide information in any matter, including without limitation, any court action, administrative proceeding or government audit or investigation, relating to the Company, Executive agrees that: (a) he will promptly notify the Company of any subpoena, summons or other request to testify or to provide information of any kind no later than three (3) days after receipt of such subpoena, summons or request and, in any event, prior to the date set for him to provide such testimony or information; (b) he will cooperate with the Company with respect to such subpoena, summons or request for information; (c) he will not voluntarily provide any testimony or information without permission of the Company unless otherwise required by law or in accordance with Section 8(p); and (d) he will permit the Company to be represented by an attorney of the Company’s choosing at any such testimony or with respect to any such information to be provided, and will follow the instructions of the attorney designated by the Company with respect to whether testimony or information is privileged by the attorney-client and/or work product privileges of the Company, unless otherwise required by law. The parties agree that the Company shall be responsible for all reasonable expenses of Executive incurred in connection with the fulfillment of Executive’s obligations under this Section 7. The parties agree and acknowledge that nothing in this Section 7 is meant to preclude Executive from fully and truthfully cooperating with any government investigation or in accordance with Section 8(p) hereof.

8.    Miscellaneous.

(a)    Superseding Effect. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings between the Company and Executive, and expresses the entire agreement between the parties with respect to Executive’s employment by the Company; provided, however, that (i) the terms of any Benefit Plans will remain applicable to the particular Benefit Plan, except as expressly modified herein, and (ii) the offer letter agreement by and between Executive and the Company dated April 11, 2017, shall remain in full force and effect except that use of the company-owned apartment and the housing stipend provision shall terminate no later than September 30, 2017. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. The parties agree and acknowledge that the definitions of terms applicable to this Agreement may be different than the definitions of those same terms in Benefit Plans and may result in seemingly contradictory results. The parties agree and acknowledge that such seemingly contradictory results are intended, and that this Agreement shall be governed solely by the terms and definitions set forth herein and that the Benefit Plans shall be governed solely by the terms and definitions set forth in the Benefit Plans, except as expressly modified herein.

(b)    Amendment and Modification. Except as provided in Section 8(c), neither Executive nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

(c)    Section 409A. It is also the intention of this Agreement that all income tax liability on payments made pursuant to this Agreement or any Benefit Plans be deferred until Executive actually receives such payment to the extent Code Section 409A applies to such payments, and this Agreement shall be interpreted in a manner consistent with this intent. Therefore, if any provision of this Agreement or any Benefit Plans is found not to be in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement and any Benefit Plans, to the extent permitted by law and deemed advisable by the Company, do not trigger taxes and other penalties under Code Section 409A; provided, however, that Executive will not be required to forfeit any payment otherwise due without his written consent. In the event that, despite the parties’ intentions, any amount hereunder becomes taxable prior to the date that it would otherwise be paid, the Company shall pay to the Executive (which payment may be made in whole or in part by way of direct remittance to appropriate tax authorities) the portion of such amount needed to pay applicable excise taxes and any interest or other penalties on such amounts. Any remaining portion of such amount shall be paid to Executive at the time otherwise specified in this Agreement, subject to Section 3(f).

Solely for purposes of determining the time and form of payments due under this Agreement or otherwise in connection with his termination of employment with the Company and that are subject to Code 409A, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Code Section 409A. It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

Nothing in this Section 8(c) increases the Company’s obligations to Executive under this Agreement or any Benefit Plans. Executive remains solely liable for any taxes, including but not limited to any penalties or interest due to Code Section 409A or otherwise, on the payments made hereunder or under any Benefit Plans. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to this Agreement or any Benefit Plans.

(d)    Parachute Payments. Notwithstanding anything to the contrary herein or in any Benefit Plan, in the event it shall be determined that any monetary amounts or benefits due or payable by the Company to Executive (whether paid or payable, or due or distributed) are or will become subject to any excise tax under Section 4999 of the Code (collectively “Excise Taxes”), then the amounts or benefits otherwise due or payable to Executive pursuant to this Agreement or any Benefit Plans shall be reduced to the extent necessary so that no portion of such amounts or benefits shall be subject to the Excise Taxes, but only if (i) the net amount of such amounts and benefits, as so reduced (and after the imposition of the total amount of taxes under federal, state and local law on such amounts and benefits), is greater than (ii) the excess of (A) the net amount of such amounts and benefits, without reduction (but after imposition of the total amount of taxes under federal, state and local law) over (B) the amount of Excise Taxes to which Executive would be subject on such unreduced amounts and benefits.

If it is determined that Excise Taxes will or might be imposed on Executive in the absence of such reduction, the Company and Executive shall make good faith efforts to seek to identify and pursue reasonable action to avoid or reduce the amount of Excise Taxes; provided, however, that this sentence shall not be construed to require Executive to accept any further reduction in the amount or benefits that would be payable to him in the absence of this sentence. The provisions of this Section 8(d) shall override and control any inconsistent provision in any other agreement between the Executive and the Company and any other Company plan or program.

All determinations required to be made under this Section 8(d), including whether reduction is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made in good faith by an independent accounting firm selected by the Company in accordance with applicable law (the “Accounting Firm”), in consultation with tax counsel reasonably acceptable to Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax under Section 4999 of the Code is payable by Executive, the Company shall request that the Accounting Firm furnish Executive with written guidance that failure to report such excise tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.

(e)    Withholding. The Company will reduce its compensatory payments to Executive hereunder for withholding and FICA and Medicare taxes and any other withholdings and contributions required by law.

(f)    Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(g)    Mitigation. Executive shall not be required to seek employment or otherwise mitigate Executive’s damages in order to be entitled to the benefits and payments to which Executive is entitled under this Agreement.

(h)    Expenses. Each of the Company and Executive will bear its own expenses in connection with the negotiation of this Agreement and the resolution of any disputes hereunder.

(i)    Binding Agreement; Assignment. The Agreement is binding upon and shall inure to the benefit of Executive’s heirs, executors, administrators or other legal representatives, upon the successors of the Company and upon any entity into which the Company merges or consolidates. The Company shall assign or otherwise transfer this Agreement and all of its rights, duties, obligations or interests under it or to any successor to all or substantially all of its assets. Upon such assignment or transfer, any such successor will be deemed to be substituted for the Company for all purposes. Executive may not assign or delegate the obligations of Executive under this Agreement.

(j)    Interpretation. This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

(k)    Executive Acknowledgment. Executive acknowledges that Executive has read and understands this Agreement and is entering into this Agreement knowingly and voluntarily.

(l)    Continuing Obligations. Notwithstanding the termination of Executive’s employment for any (or no) reason or anything in this Agreement to the contrary, all post-employment rights and obligations of the parties, including but not limited to those set forth in Sections 3, 5, 6, 7 and 8, and any provisions necessary to interpret or enforce those rights and obligations under any provision of this Agreement, will survive the termination or expiration of this Agreement and remain in full force and effect for the applicable periods.

(m)    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(n)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(o)    Notice. Any notice by any party to the other party must be (i) hand delivered, (ii) emailed, or (iii) mailed by FedEX, UPS, registered or certified mail, postage prepaid, to the address specified below, or to any change of address indicated by either party upon receipt of written notice of same:

If to the Company:	If to Executive:

Snyder’s-Lance, Inc.	Brian Driscoll
13515 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: General Counsel	Email:
Email: gsharpsmyers@snyderslance.com

Notice will be deemed received (i) on the date the email was sent or (ii) on the third business day following the day on which it was mailed, postage prepaid.

(p)    Notwithstanding anything in this Agreement to the contrary (including without limitation Sections 5(b) and 7), Executive understands that he may report possible violations of federal law or regulation to any governmental agency or entity, or make other disclosures that are protected under federal law or regulation. Executive also understands that nothing in this Agreement requires Executive to obtain prior authorization from the Company to make any such reports or disclosures to any governmental agency or entity or to notify the Company that Executive has made such reports or disclosures. Moreover, Executive understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communication and/or document that is covered by the Company’s attorney-client privilege.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Brian J. Driscoll
Brian J. Driscoll

SYNDER’S-LANCE, INC.

By:	/s/ Andrea Frohning
Andrea Frohning Chief Human Resources Officer

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